Exhibit 99

CONTACT:	Robert F. Mangano	Stephen J. Gilhooly
	President & Chief Executive Officer	Senior Vice President, Treasurer & Chief Financial Officer
	(609) 655-4500	(609) 655-4500

PRESS RELEASE – FOR IMMEDIATE RELEASE

1ST CONSTITUTION BANCORP REVISES PAYMENT DATE OF FIVE PERCENT STOCK DIVIDEND

Cranbury, NJ – February 27, 2015……..On February 20, 2015 1st Constitution Bancorp (NASDAQ: FCCY) announced that its Board of Directors declared a 5 percent stock dividend to shareholders of record as of the close of business on March 16, 2015, to be payable on April 3, 2015.  The payment date of the 5 percent stock dividend is being revised to April 6, 2015 as a result of the stock markets being closed on April 3, 2015 in acknowledgement of the Good Friday holiday.

This payment date is a revision to the date that was previously announced in a press release dated February 20, 2015.  The reason for the change in payment date is due to the fact that the stock markets are closed for the Good Friday holiday.

1st Constitution Bancorp, through its primary subsidiary, 1st Constitution Bank, operates nineteen branch banking offices in Cranbury (2), Fort Lee, Hamilton, Hightstown, Hillsborough, Hopewell, Jamesburg, Lawrenceville, Perth Amboy, Plainsboro, Rocky Hill, West Windsor, Princeton,  Rumson, Fair Haven, Shrewsbury, Oceanport and Asbury Park, New Jersey.

1st Constitution Bancorp common stock is traded on the Nasdaq Global Market under the trading symbol “FCCY”. Information about 1st Constitution Bancorp can be accessed via the Internet at www.1stconstitution.com.

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may,” “will,” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in the direction of the economy in New Jersey, the direction of interest rates, effective income tax rates, loan prepayment assumptions, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, a higher level of net loan charge-offs and delinquencies than anticipated, bank regulatory rules, regulations or policies that restrict or direct certain actions, the adoption, interpretation and implementation of new or pre-existing accounting pronouncements, a change in legal and regulatory barriers including issues related to compliance with anti-money laundering and bank secrecy act laws, as well as the effects of general economic conditions and legal and regulatory barriers and structure. 1st Constitution Bancorp assumes no obligation for updating any such forward-looking statements at any time, except as required by law.